AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2005

File No. 811-21638

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940   /X/

AMENDMENT No. 3

JPMORGAN INSTITUTIONAL TRUST
(Exact Name of Registrant as Specified in Charter)

522 Fifth Avenue
New York, New York 10036
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code (212) 837-2524

Scott E. Richter, Esq.
JPMorgan Chase & Co.
1111 Polaris Parkway, Mail Code OH1-0152
(Name and Address of Agent for Service)

Copies to:
Jane A. Kanter, Esq. Dechert LLP 1775 I Street Washington, DC 20016	Frederick Wertheim, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004

EXPLANATORY NOTE

This supplement is filed by JPMorgan Institutional Trust (the "Registrant") to amend and supplement Amendment No. 1 under the Investment Company Act of 1940, filed on November 18, 2004, and Amendment No. 2 under the Investment Company Act of 1940, filed on January 14, 2005, and to make other non-material changes. This filing amends and supplements, and is not intended to otherwise supersede, the Confidential Offering Memorandum and Confidential Offering Memorandum Supplement of the Registrant, dated November 18, 2004 and filed on November 18, 2004 as Post-Effective Amendment No. 1 (and as amended by Post-Effective Amendment No.2) to the Registrant's Registration Statement initially filed on Form N-1A on September 21, 2004. These filings are incorporated herein by reference.

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of beneficial interest in the Registrant are not being registered under the Securities Act of 1933, as amended (the "Securities Act"), because such shares will be issued solely in private placement transactions that do not involve a "public offering" within the meaning of Section 4(2) of the Securities Act. The shares have not been registered under any state securities laws in reliance upon various exemptions provided by those laws. Investments in the shares of the Registrant may be made only by "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares of the Registrant.

JPMORGAN INSTITUTIONAL TRUST

Supplement dated February 4, 2005 to the
Confidential Offering Memorandum
dated November 18, 2004

The Confidential Offering Memorandum dated November 18, 2004 for the JPMorgan Institutional Trust is amended as follows:

Amendments to the Confidential Offering Memorandum dated November 18, 2004:

Under "Subscribing for and Purchasing and Redeeming Fund Shares," the section on "Redeeming Fund Shares" is replaced in its entirety with the following:

Redeeming Fund Shares

As stated above, the Funds' shares are restricted securities that may not be sold to investors other than "accredited investors" within the meaning of Regulation D under the Securities Act.

Shares of the funds may not be assigned, resold or otherwise transferred without the prior written consent of the Trust and, if requested, an opinion of counsel acceptable to the Trust that an exemption from registration is available. Any attempt to transfer to a third party in violation of this provision shall be void. The Trust may enforce this paragraph, either directly or through its agents, by entering an appropriate stop-transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any purported transfer not in accordance with these restrictions.

When can I redeem shares?

You may redeem all or some of your shares on any day that the Funds are open for business.

Redemption orders accepted by a Fund or an authorized agent of the Fund before 4:00 p.m. ET (or before the NYSE closes, if the NYSE closes before 4:00 p.m. ET) will be effective that day at that day's price.

How do I redeem shares?

To redeem all or some of your shares on any day that the Funds are open for business, contact your client relationship or client service manager.

Normally, your redemption proceeds will be paid within one to seven days after receipt of the redemption order.

What will my shares be worth?

If the Fund or an authorized agent of the Fund accepts your redemption order before 4:00 p.m. ET (or before the NYSE closes if the NYSE closes before 4:00 p.m. ET), your redemption order will be effective at that day's price. If the Fund or its authorized agent accepts you redemption order after 4:00 p.m. ET (or after the NYSE closes if the NYSE closes before 4:00 p.m. ET), your redemption order will be effective at the price per share next calculated after your order is accepted.

Additional information regarding redemptions

Generally, all redemptions will be for cash. However, if you redeem shares worth $250,000 or more of a Fund's assets, the Fund reserves the right to pay part or all of your redemption proceeds in readily marketable securities instead of cash. If payment is made in securities, the Fund will value the securities selected in the same manner in that it computes its NAV. This process seeks to minimize adverse effect of large redemptions on the Fund and its remaining shareholders.

The Funds may suspend your ability to redeem when:

1.  Trading on the NYSE is restricted;

2.  The NYSE is closed (other than weekend and holiday closings);

3.  Federal securities laws permit;

4.  The SEC has permitted a suspension; or

5.  An emergency exists, as determined by the SEC.

See "Additional Purchase and Redemption Information" in the Confidential Offering Memorandum Supplement for more details about this process.

You generally will recognize a gain or loss on a redemption for federal income tax purposes. You should talk to your tax advisor before making a redemption.

Additional information regarding your account

Investors in the Funds must be separate account clients of JPMIM or its affiliates and the terms and conditions of the account agreement between JPMIM (or other JPMorgan affiliate) and the investor will govern the account relationship and account investments, including transactions in shares of the Funds.

PARTS A & B

This filing amends and supplements, and is not intended to otherwise supersede, the Confidential Offering Memorandum and Confidential Offering Memorandum Supplement of the Registrant, dated November 18, 2004 and filed as Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-1A (SEC File No. 811-21638), filed on November 18, 2004, as amended on January 14, 2005, which amendments were filed as Post-Effective Amendment No. 2 (SEC File No. 811-21638), filed on January 14, 2005.

PART C: OTHER INFORMATION

Item 23. Exhibits

Exhibits filed pursuant to Form N-1A:

(a) (1) #9; Certificate of Trust. 1

(2) Declaration of Trust. 1

(b) By-Laws. 1

(c) None.

(d) Form of Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc. 2

(e) Not applicable.

(f) Not applicable.

(g) Global Custody Agreement with JPMorgan Chase Bank. 2

(h) (1) Form of Transfer Agency Agreement between the Registrant and Boston Data Services, Inc.2

(2) Form of Administration Agreement between the Registrant and One Group Administrative Services, Inc. 2

(3) Form of Placement Agency Agreement between the Registrant and J.P. Morgan Institutional Investments Inc. 2

(i) Not applicable.

(j) Not applicable.

(k) Not applicable.

(l) Not applicable.

(m) Not applicable.

(n) Not applicable.

(o) Reserved.

(p) Codes of Ethics.

             (1) Code of Ethics of The J.P. Morgan Family of Funds. Incorporated herein by reference to Post-Effective Amendment No. 18 to the Registration Statement of JP Morgan Series Trust II (CIK 0000916118) filed on February 13, 2004 (Accession Number 0001047469-04-00425).

             (2) Code of Ethics of Adviser. Incorporated herein by reference to Post-Effective Amendment No. 18 to the Registration Statement of JP Morgan Series Trust II (CIK 0000916118) filed on February 13, 2004 (Accession Number 0001047469-04-00425).

_____________________
 1 Incorporated by reference from the Registrant's Initial Registration Statement filed on form N-1A, SEC File No. 811-21638, filed September 21, 2004.

2 To be filed by amendment.
______________________

Item 24. Persons Controlled by or Under Common Control with the Registrant

The Registrant is not directly or indirectly controlled by or under common control with any person other than the Trustees. It does not have any subsidiaries.

Item 25. Indemnification

Article VII, Section 3 of the Trust's Declaration of Trust provides that, subject to the exceptions and limitations contained in the Trust's By-Laws: (a) every person who is, has been, or becomes a Trustee or officer of the Trust (hereinafter referred to as a "Covered Person") shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer of the Trust and against amounts paid or incurred by him in the settlement thereof; and (ii) expenses in connection with the defense of any proceeding of the character described in clause (i) above shall be advanced by the Trust to the Covered Person from time to time prior to final disposition of such proceeding to the fullest extent permitted by law.

Article VII, Section 2 of the Trust's By-Laws provides that subject to the exceptions and limitations contained in Article VII, Section 4 of the By-Laws the Trust shall indemnify its Covered Persons to the fullest extent consistent with state law and the Investment Company Act of 1940, as amended ("1940 Act"). Without limitation of the foregoing, the Trust shall indemnify each person who was or is a party or is threatened to be made a party to any proceedings, by reason of alleged acts or omissions within the scope of his or her service as a Trustee or officer of the Trust, against judgments, fines, penalties, settlements and reasonable expenses (including attorneys' fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. Subject to the exceptions and limitations contained in Section 4 of Article VII of the By-Laws, the Trust may, to the fullest extent consistent with law, indemnify each person who is serving or has served at the request of the Trust as a director, officer, partner, trustee, employee, agent or fiduciary of another domestic or foreign corporation, partnership, joint venture, trust, other enterprise or employee benefit plan ("Other Position") and who was or is a party or is threatened to be made a party to any proceeding by reason of alleged acts or omissions while acting within the scope of his or her service in such Other Position, against judgments, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by him or her in connection with such proceeding to the maximum extent consistent with state law and the 1940 Act. The indemnification and other rights provided by Article VII of the By-Laws shall continue as to a person who has ceased to be a Trustee or officer of the Trust.

Article VII, Section 4 of the Trust's By-Laws provides that: (a) the Trust shall not indemnify a Covered Person or agent who shall have been adjudicated by a court or body before which the proceeding was brought (i) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office (collectively, "disabling conduct") or (ii) not to have acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Trust; and (b) the Trust shall not indemnify a Covered Person or agent unless the court or other body before which the proceeding was brought determines that such Trustee, officer or agent did not engage in disabling conduct or, with respect to any proceeding disposed of (whether by settlement, pursuant to a consent decree or otherwise) without an adjudication by the court or other body before which the proceeding was brought, there has been a dismissal of the proceeding by the court or other body before which it was brought for insufficiency of evidence of any disabling conduct with which such a Covered Person or agent has been charged and a determination that such Trustee, officer or agent did not engage in disabling conduct by at least a majority of those Trustees who are neither interested persons of the Trust (as that term is defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Item 26. Business and Other Connections of the Investment Adviser

See "Management of the Trust" in Part B. Information as to the directors and officers of the Adviser is included in its Form ADV filed with the SEC and is incorporated herein by reference.

Item 27. Principal Underwriter

Not applicable.

Item 28. Location of Accounts and Records

All accounts, books, records and documents required pursuant to Section 31(a) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder are maintained in the physical possession of: One Group Administrative Services, Inc., the Registrant's administrator, at 1111 Polaris Parkway, Columbus, Ohio 43240; JPMorgan Chase Bank, the Registrant's custodian at 4 Chase MetroTech Center, Brooklyn, N.Y. 11245; J.P. Morgan Investment Management Inc., the Registrant's investment adviser, at 522 Fifth Avenue, New York, NY 10036; Boston Financial Data Services, Inc., the Registrant's transfer agent, at 2 Heritage Drive, North Quincy, Massachusetts 02171.

Item 29. Management Services

None.

Item 30. Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant, JPMorgan Institutional Trust, has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Columbus, and State of Ohio on the 4th day of February 2005.

JPMorgan Institutional Trust

By: /s/ Scott E. Richter
Scott E. Richter
Secretary and Chief Legal Officer